EXHIBIT 4.17

Capital GP L.L.C.
3 Iassonos Street, Piraeus, 185 37 Greece

Capital Product Partners L.P.
3 Iassonos Street
Piraeus, 185 37
Greece

January 30, 2009

Dear Sirs,

We refer to the meeting of the board of directors (the “Board”) of Capital Product Partners L.P. (the “Partnership”) held in January 2009 (the “Meeting”).  Capitalized terms not otherwise defined herein shall have the meaning as set forth in the First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership.

As the Partnership is aware, the Board resolved in its Meeting to make a dividend distribution for the fourth quarter of 2008 (the “Dividend”) which under the provisions of the Partnership Agreement results in a distribution with respect to Incentive Distribution Rights (the “IDR Payment”).  The IDR Payment is payable to Capital GP L.L.C., the General Partner, as the sole holder of the Incentive Distribution Rights.

The General Partner has agreed to defer payment of a portion of the IDR Payment in order to facilitate the Board’s decision to make the Dividend and to address certain issues raised by the independent directors in connection with the IDR Payment and the Dividend.

Accordingly, the General Partner and the Partnership hereby agree that the IDR Payment shall be made in four equal installments on February 13, 2009 and on the respective payment dates for distributions with respect to the first, second and third quarters of 2009, provided, however, that such installment payments shall only be made on each of the respective payment dates for the first, second and third quarters of 2009 if the Partnership’s regular quarterly distribution on such payment date equals or exceeds the Minimum Quarterly Distribution plus any outstanding arrearages of the Minimum Quarterly Distribution on such payment date.

This letter agreement shall be construed in accordance with and governed by the laws of The Republic of the Marshall Islands, without regard to the principles of conflicts of law.

Yours faithfully,
Capital GP L.L.C.
By: /s/     Ioannis E. Lazaridis
Name:      Ioannis E. Lazaridis
Title:        Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

Agreed and accepted by:

Capital Product Partners L.P.
By Capital GP L.L.C., its General Partner
By: /s/    Ioannis E. Lazaridis
Name:     Ioannis E. Lazaridis
Title:       Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.